     Exhibit 99.1
FOR IMMEDIATE RELEASE
 MEDIA CONTACT: LAURA SOLL, PUBLIC RELATIONS
                (860) 688-4499 or (860) 833-4466 cell
“ROCKVILLE BANK RESPONDS
TO LOCAL CONCERNS ABOUT
THE BANKING INDUSTRY”

ROCKVILLE, CONN., September 30, 2008 — An increasing number of customers at Rockville Bank’s 21 branches have been asking employees, “How is your bank doing?” President William J. McGurk’s answer is “We’re doing quite well, thank you and I’ll tell you why.” Rockville Financial, Inc. (NASDAQ Global Select Market “RCKB”), is the parent of Rockville Bank, Rockville, Conn. “We have never actively engaged in ‘sub-prime’ lending,” explains McGurk. “We have zero foreclosed properties and only a small number of loans under legal action. The rates on these loans range from 5.00% to 5.875% so the problems don’t stem from outrageous interest rates. About 85% of our assets are in our loan portfolio indicating that a majority of our deposits go toward funding loans for consumer and commercial customers. Rockville Bank sees its role as helping area businesses, professionals, families and individuals with their financial needs. Rockville Bank has an ‘Outstanding’ Community Reinvestment Act rating along with a Bauer Financial, Inc. highest 5-Star Superior rating for financial strength and stability (see attachment).”
Rockville Bank’s customer base is growing, and deposits are stable, according to McGurk. “Unlike the major ‘Wall Street’ banks’, we are not saddled with liquidity problems,” he says. “We have money to lend for both consumer and commercial customers. We thank our loyal customers and pledge to remain independent and to continue providing customers with Superior Customer Service. We value our reputation, our staff and our customers. This is why we’re doing okay,” says McGurk. Like many other community banks, who have invested in the preferred stock of Fannie Mae and Freddie Mac, there is a bump in the road. “We will be writing these assets down to realistic levels,” says McGurk. “After tax treatment, the loss may be in the six million dollar range, approximately 4% of total capital as of June 30, 2008. Thankfully, our strong capital base of $154 million as of June 30, 2008 will allow us to absorb this painful, but readily manageable, setback and remain comfortably above ‘well capitalized’ levels. Our core earnings remain strong, and we will be extra vigilant going forward,” says McGurk.

“Earnings reports from the banking industry are expected to be disappointing,” says McGurk. “I know almost all community bank CEOs in Connecticut personally, and I remain convinced of the long-term safety and soundness of all Connecticut community banks. They deserve your support and confidence,” he continues. McGurk invites and thanks Rockville Bank customers and prospective customers for their continued support and their suggestions. Rockville Bank wants long-term relationships. The Bank will continue to do what it does best, being a local community bank by making loans and helping people achieve their financial dreams.
Rockville Bank is celebrating its 150th anniversary and on August 14, 2008 held a ground-breaking ceremony for Connecticut’s first bank branch with “Green” LEED (New Construction and Major Renovation) Certification at the site of its 22nd branch location to be built at 780 North Main Street in Manchester, Conn.
Rockville Bank is a 21-branch community bank serving Tolland, Hartford and New London counties in Connecticut. It provides a convenient banking lifestyle for Colchester, Coventry, East Hartford, East Windsor, Ellington, Enfield, Glastonbury, Manchester, Rockville, Somers, South Glastonbury, South Windsor, Suffield, Vernon, seven days a week in Tolland, and four Big Y supermarket locations. A new full-service office will open in Manchester, Conn. in 2008. For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com.
-End-
Statements in this news release, if any, concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties and other factors, including those identified from time to time in the Company’s filings with the Securities and Exchange Commission, press releases and other communications. Actual results also may differ based on the Company’s ability to successfully maintain and integrate customers from acquisitions.
The Company intends any forward-looking statements to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Expect as required by applicable law or regulation, the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made.

MEDIA RELEASE

CONTACT: TEL: FAX:	Karen L. Dorway, President BauerFinancial, Inc. 1.800.388.6686 1.800.230.9569 www.bauerfinancial.com kdorway@bauerfinancial.com
FOR IMMEDIATE RELEASE:
ROCKVILLE BANK EARNS 5-STAR SUPERIOR RATING
SEPTEMBER 30, 2008:
BauerFinancial, Inc., Coral Gables, Florida, the nation’s leading independent bank rating and research firm, announces that Rockville Bank of Rockville, Conn. has earned its highest 5-Star Superior rating for financial strength and stability.
The 5-Star Superior rating is based on the overall financial picture of the bank and indicates that Rockville Bank is one of the strongest banks in the nation. In fact, this represents the 13th consecutive quarter that Rockville Bank has earned this highest honor.
“It gives me great pleasure to announce that there are still banks, like Rockville Bank, that continue to build a sense of a security in this insecure world,” heralds Karen L. Dorway, president of BauerFinancial. “Residents in and around Rockville have the privilege of banking with a true community bank that has stuck to true, common-sense, banking values. They can sleep soundly in the knowledge that they are banking with one of the strongest banks in the country.” It is heartening to know that there are still well run community banks, like Rockville Bank, that have risen above the calamity that has befallen so many others.
Rockville Bank was established in 1858 and has been serving the financial needs of its neighbors and friends for 150 years. It currently operates through 21 conveniently located offices and can be found on the internet at www.rockvillebank.com.
Rockville Bank: “Connecticut’s Best Community Bank.”
BauerFinancial, Inc., Coral Gables, Florida, the nation’s leading independent bank rating and research firm, has been reporting on and analyzing the performance of U.S. banks and credit unions since 1983. No institution pays for its rating, nor can they elude it. Consumers may obtain star-ratings by visiting www.bauerfinancial.com.
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For more information on Rockville Bank, or any other U.S. bank or credit union, contact Karen Dorway directly at 800.388.6686 or e-mail her at kdorway@bauerfinancial.com.
     BauerFinancial, Inc. 2655 LeJeune Road, Penthouse One, Coral Gables, FL 33134.